ARTICLES OF INCORPORATION
                                       OF
                                 COM-ANIMATION, INC.

         I, the undersigned natural person of the age of twenty-one years or more, acting as incorporator of a corporation under the Nevada Business Corporation Act, adopt the following Articles of Incorporation for such corporation:

                                    ARTICLE I

         NAME:    The name of the corporation is COM-ANIMATION, INC.

                                   ARTICLE II

         DURATION: The period of its duration is perpetual.

                                   ARTICLE III

         BUSINESS: The pursuit of business and corporate powers agreed upon are as follows:

1) To engage in the business of creating, distributing, marketing, and licensing animation.

2) To carry on the business of share dealers or financial agents in all transactions relating to the sale, transfer, or exchange of every description of stocks, shares, commodities, debentures, bonds, mortgages, freehold, or leasehold property, life interests, reversions or other securities or investments for money, and all transactions and negotiations on commission or otherwise relating to such business; to advance or negotiate the advance of money and interest on securities or otherwise; and to carry on the business of stock and share brokers, land, estate and mortgage agents, and brokers in all branches.

3) To conduct the business of financing all types of business activities, to purchase, finance, or discount commercial paper; to purchase or otherwise acquire open accounts receivable, notes drafts and acceptances from manufacturers and jobbers and the installment lien obligations, covering any and all sales on any merchandise or other commodities; to purchase, loan upon, acquire, or otherwise finance, sell or dispose of any and all insurance contracts, installment lien obligations, or indebtedness incurred or to be incurred by any written instruments, and to guarantee, pledge, borrow, finance or raise money for any such investment in any way and to do such other financing as may be for the welfare of the corporation.

4) To acquire by purchase or otherwise, property, real or personal, and the good will, rights and assets of any person, firm or corporation, and to pay for the same in cash, stocks, bonds, or otherwise acquire, sell, assign, transfer, mortgage, pledge, and otherwise dispose of shares of the capital stock, bonds, and which the holder thereof, to exercise the rights and privileges of ownership, including the right to vote thereon; to buy, own, use, mortgage, sell, lease, bond, or otherwise dispose of all property, real or personal, necessary, useful or desirable for it to own, use or dispose of for its purposes.

5) To apply for, obtain, register, lease, purchase, or otherwise acquire, and to hold, use, pledge, lease, sell, assign, trade names, trade marks, copyrights, patents, licenses, concessions, and the like, whether used in connection with or secured under a letter of authority, or otherwise; and to use, exercise, develop and grant licenses in respect thereof, or otherwise turn the same to account.

6) To borrow money or raise monies for the business of the corporation and all of its purposes and objects, upon such terms as the Board of Directors may determine and the laws permit.

7) To enter into joint ventures or partnerships with other persons, firms, or corporations.

8) To have and to exercise all the powers now or hereafter conferred by the laws of the State of Nevada upon corporations organized under the laws pursuant to which this corporation is organized and any and all acts amendatory thereof and supplemental thereto.

9) To make such by-laws, rules and regulations not inconsistent with law or with other corporate rights and vested privileges, as may be necessary to carry into effect the objects of the corporation, and such by-laws, rules and regulations may be made in a general meeting of the Board of Directors, which rules, regulations or by-laws shall become effective upon formal presentation by mail to the stockholders of record.

10) To engage in any and all other business ventures, purposes, acts or activities in various fields of business for which a corporation may be organized and proceed under the Nevada Corporation Act.

                                   ARTICLE IV

         CAPITAL. The capital of this corporation is One Thousand Dollars ($1,000.00) and is represented by twenty-five million (25,000,000) shares of Common Stock having a par value of .001 cents per share ($0.001). All of said shares are to be qualified under Section 1244 of the Internal Revenue Code as stock of a small business corporation, and the offer, sale and issue of such shares shall be effectuated in such a manner that qualified stockholders may receive the benefits of Section 1244 of the Internal Revenue Code inasmuch as there is not now outstanding any offering or portion thereof of this corporation to sell or issue any of its stock; and, whereas this corporation is a small business corporation as defined in Section 1244 (c)(2) of the Internal Revenue Code. Therefore, the entire twenty-five million (25,000,000) shares of the authorized stock of this corporation are to be available for subscription during the period from the date hereof, or until the day immediately preceding the second anniversary of the date hereof, or until the date when this corporation shall make a subsequent offering of any stock, whichever shall occur sooner.

                                    ARTICLE V

         CAPTIAL STOCK. Subject to the provisions of law, this corporation may purchase or otherwise acquire, hold, sell, transfer, and reissue the shares of its capital stock.

                                   ARTICLE VI

         SHARES. The corporation will not commence business until consideration of the value of a least One Thousand Dollars ($1,000.00) has been received for the issuance of its shares.

                                   ARTICLE VII

         BEARER CERTIFICATE(S). The Board of Directors is hereby authorized and empowered within its sole discretion to cause the issuance of Bearer Certificates representing the number of shares owned by the bearer of such certificate(s) on the face thereof.

                                  ARTICLE VIII

         PRIVILEGES AND RESTRICTIONS TO SHAREHOLDERS. The privileges and restrictions granted to or imposed upon each share or the holder thereof are as follows:

1) Each issued and outstanding share, not including treasury shares, if any, shall be entitled to one vote at all shareholders' meetings.

2) The right to cumulative voting shall not be allowed in the election of directors.

3) Each share shall entitle its holder to receive an equal and a non-cumulative portion of dividends, if, when, and as declared by the Board of Directors in accordance with the applicable law.

                                   ARTICLE IX

         RESERVE POWER. Except as to Article IX herein, the corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors, and officers are subject to this reserve power.

                                    ARTICLE X

         STOCK NON-ASSESSABLE. The Stock of this corporation shall be non-assessable.

                                   ARTICLE XI

         BY-LAWS. The Board of Directors may make, amend, or repeal at leisure, by-laws of this corporation, not inconsistent with the provisions of these Articles of Incorporation.

                                   ARTICLE XII

         MEETINGS. The annual meeting of the stockholders shall be held in the month of January of each year at a place and a time to be designated by the Board of Directors. Special meetings of the stockholders may be called by president, or by the Board of Directors, or by a majority of the stockholders as shown by the records of the corporation. Notice of special stockholders' meetings shall be given by mailing a notice of the time and place and purpose of the meeting to each stockholder of record, addressed to him/her address as shown by the records of the corporation, not less than ten days prior to the date of the meeting. Directors' meetings shall be held at such time and place and upon such notice as the Board of Directors, from time to time, shall determine. A majority of the Board of Directors present and voting at a directors' meeting shall constitute a quorum for the transaction of business.

                                  ARTICLE XIII

         ADDRESS OF CORPORATION AND REGISTERED AGENT. The post office address of the initial registered office of the corporation and registered agent is:

                           LAUGHLIN ASSOCIATES, INC.
                           2533 NORTH CARSON STREET
                           CARSON CITY, NEVADA   89706-0147

                                   ARTICLE XIV

         DIRECTORS AND OFFICERS. The number and kind of directors and officers of this corporation shall be as follows:

1) There shall be a board of directors consisting of one director. Their number shall be fixed from time to time, and shall be subject to change by the stockholders at any stockholders' meeting held at which directors may be elected.

2) There shall be a president, a secretary, a treasurer, and such vice presidents, assistant secretaries and assistant treasurers as the Board of Directors may, from time to time, determine. Each of such officers may, but need not be, a stockholder or a director of the corporation. The initial number of stockholders will be one.

                                   ARTICLE XV

         NAMED DIRECTORS. Directors who shall hold office until the first annual stockholders' meeting as herein provided, unless vacancies by death, resignation or removal shall sooner occur, and until the election and qualification of their respective successors, are as follows:

                  Name                              Address
                  ----                              -------
              Michael A. Drew                  129 Elmwood Drive
                                               Kent, Ohio   44240

                                   ARTICLE XVI

         PERSONAL LIABILITY. No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or any omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer
(I) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of
Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions before such repeal or modification.

                                  ARTICLE XVII

         PRIVATE PROPERTY EXEMPT. Private property of the stockholders shall not be liable for the debts of the corporation.

                                  ARTICLE XVIII

         NAMED INCORPORATOR. The name and address of each incorporator is:

                  Name                         Address
                  ----                         -------
              Michael A. Drew             129 Elmwood Dr.
                                          Kent, Ohio 44240


DATED:April 5, 2000                      /s/ Michael A. Drew
      ---------------                   ---------------------
                                             Michael A. Drew, Incorporator


STATE OF OHIO     }
                  }       SS.
COUNTY OF PORTAGE }


         I, Albert Grimes , a Notary Public, hereby certify that on the 5th day of April , 2000 personally appeared before me Michael A. Drew , who being by me first duly sworn, declared that he is the person who signed the foregoing document as incorporator and that the statements therein contained are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal on the 5th day of April, 2000.


                                /s/ Albert Grimes
                       -----------------------------------
                                  Notary Public